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EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

    We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-49285, No. 333-46366, No. 333-37144 and No. 333-33322) and the Registration Statements on Forms S-8 (No. 333-60805, No. 333-48146, No. 333-84113, No. 333-04839 and No. 333-34681) pertaining to the 1996 Employee Stock Purchase Plan, the 1996 Non-Employee Directors' Stock Option Plan and the 1996 Equity Incentive Plan of Onyx Pharmaceuticals, Inc. of our report dated February 23, 2001, with respect to the financial statements of Onyx Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

Palo Alto, California
March 28, 2001

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Consent of Ernst & Young LLP, Independent Auditors